Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is finalized as of September 28, 2004, and is made effective as of September 7, 2004, by and between MODTECH HOLDINGS, INC., a Delaware corporation (the “Company”), and DAVID M. BUCKLEY, an individual currently residing in the State of Pennsylvania (“Executive”).

R E C I T A L S

WHEREAS, Executive has been hired as the Company’s Chief Executive Officer, effective September 7, 2004.

WHEREAS, the Company desires to retain the services of Executive on the terms and conditions provided herein, and Executive is willing to provide such services on such terms and conditions;

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties contained herein, the parties agree as follows:

1. Term. This Agreement shall continue in full force and effect for a period which shall commence on September 7, 2004, and shall continue until December 31, 2006 (the “Term”), unless sooner terminated as hereinafter provided or extended by the mutual agreement of the parties. On December 31, 2006, and each one-year anniversary of that date, this Agreement shall automatically be renewed for a period of one year, unless either party shall have given the other written notice of their intent not to renew this Agreement at least thirty (30) calendar days prior to the expiration of the Term or any extension.

2. Services and Exclusivity of Services. So long as this Agreement shall continue in effect, Executive shall devote his full business time, energy and ability exclusively to the business, affairs and interests of the Company and its direct and indirect subsidiaries (the “Subsidiaries), and matters related thereto, shall use his best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board of Directors of the Company (the “Board”). Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive’s ability.

Executive may make and manage personal business investments of Executive’s choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. An investment that exceeds five percent (5%) of the equity securities or capitalization of a competitor, supplier or customer of the Company shall be deemed to constitute such a conflict.

Executive represents to the Company that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

3. Duties and Responsibilities. Executive shall serve as the Chief Executive Officer of the Company for the duration of this Agreement. In performance of Executive’s duties, Executive shall report directly to the Chairman of the Board and shall be subject to such limits on Executive’s authority as the Chairman of the Board may from time to time impose. Executive agrees to observe and comply with the rules and regulation of the Company as adopted by the Board respecting the performance of Executive’s duties and agrees to carry out and perform directions and policies of the Company and its Board as they may be from time to time stated either orally or in writing. Executive shall have responsibilities, duties and authority consistent with his position as assigned by the Board, including day-to-day responsibility for the management of all of the Company’s affairs and operations, and oversight of the operations and management of the Subsidiaries. In addition, Executive shall serve as a member of the Company’s Board, and on one or more committees thereof, but without compensation other than as provided for in Section 4 below.

4. Compensation.

(a) Base Salary. As compensation for the services provided by Executive hereunder, during the Term of this Agreement, the Company shall pay Executive an annual Base Salary of not less than $345,000 per year (“Base Salary”). Executive’s Base Salary shall be reviewed by the Company’s Board of Directors from time to time at its discretion but not less often than annually, and Executive shall receive such Base Salary increases as the Company’s Board of Directors shall determine. Executive’s Base Salary will not be decreased during the Term of this Agreement. All Base Salary shall be payable in equal installments in conformity with the Company’s normal payroll periods, but not less frequently than monthly.

(b) Bonus. In addition to the Base Salary payable to Executive as provided in Section 4(a) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, a bonus which shall be calculated and paid as provided in Exhibit A attached hereto.

(c) Stock Options. In addition to the Base Salary payable to Executive as provided in Section 4(a) above, and the bonus provided in Section 4(b) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, incentive stock options which shall be granted as provided in Exhibit A attached hereto. Stock options granted pursuant to this provision, including but not limited to vesting, exercise rights and expiration, shall be governed by the terms of the Company’s 2002 Stock Option Plan (the “Stock Option Plan”) and the standard “Stock Option Agreement” required for a grant of stock options under the Stock Option Plan.

(d) Other Incentive Plans. In addition to the foregoing, during the Term of this Agreement, Executive shall be a full participant in any and all incentive plans and equity compensation plans in which Senior Officers of the Company or its Subsidiaries participate that are in effect on the date hereof or that may hereafter be adopted, with at least the same reward opportunities, if any, that are provided to other Senior Officers of the Company and its Subsidiaries from time to time during the term of this Agreement. For purposes of this Agreement, the term “Senior Officers” is defined as the Senior Officers of the Company who participate in the Incentive Bonus Plan as provided in Exhibit A attached hereto.

(e) Automobile Allowance. During the Term of this Agreement, Executive will receive an automobile allowance of $450 per month.

5. Signing Bonus. To assist Executive in selling his current residence in Malvern, Pennsylvania and purchasing a new residence in Temecula, California, the Company will pay to Executive $150,000 in cash, which shall be used by Executive as a down payment on a new residence. In addition, on or about April 15, 2005, when Executive is aware of the tax payments due on the advance of the $150,000, the Company will pay to Executive an additional amount to make the tax payments. If Executive does not complete 27.75 months of continuous employment as the CEO of the Company (i.e., December 31, 2006), Executive will be required to repay the aggregate amount paid to Executive pursuant to this Section 5 (estimated to be approximately $250,000). less $75,000.

In addition, upon execution of this Agreement, Executive will receive an option to acquire 100,000 shares of the Company’s common stock, exercisable at the closing price of the Company’s common stock on September 7, 2004, and vesting over four years. Stock options granted pursuant to this provision, including but not limited to vesting, exercise rights and expiration, shall be governed by the terms of the Company’s 2002 Stock Option Plan (the “Stock Option Plan”) and the standard “Stock Option Agreement” required for a grant of stock options under the Stock Option Plan.

6. Benefits and Vacations.

(a) Benefits. Executive shall be entitled to participate in any employee benefit plans, arrangements and perquisites currently available to Senior Officers of the Company, provided, however, that Executive’s participation shall be in accordance with plan rules and qualifications. The Company and its Subsidiaries will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would materially adversely affect Executive’s rights or benefits thereunder, except to the extent that such changes are made applicable to all Senior Officers eligible to participate in such plans, arrangements and perquisites. Without limiting the generality of the foregoing, and provided that Executive is a qualified participant, Executive shall be entitled to participate in any pension plans, profit sharing plans, non-qualified deferred compensation plans and related “rabbi” trusts, life insurance plans, disability benefit plans, vacation and holiday pay plans, medical, dental and welfare plans, and other present or successor plans and practices of the Company and its Subsidiaries for which Senior Officers are eligible.

(b) Vacations and Holidays. Executive shall be entitled to the number of paid vacation days in each calendar year, and to compensation for earned but unused vacation days, determined by the Company from time to time for its Senior Officers, but not less than four (4) weeks in each full year of the Term hereof. Executive shall also be entitled to all paid holidays given by the Company to its Senior Officers.

6. Expenses. During the Term hereof, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive (in accordance with the policies and procedures from time to time adopted by the Board for its Senior Officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefor in accordance with the Company’s policy.

7. Termination.

(a) Death. Executive’s employment hereunder shall terminate immediately upon the death of Executive.

(b) Disability. In the event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by the Company; provided, however, that the Company may terminate Executive’s employment hereunder should the period of such incapacity exceed four (4) consecutive months (“Disability”). Any such termination shall not be considered to be for “Cause” as defined in Section 7(d) below.

(c) By the Company, Upon Notice. Executive’s employment hereunder may be terminated by the Company prior to the expiration of the Term, with or without Cause. If the termination is without Cause, the Company will provide Executive with thirty (30) days prior written notice. If the termination is for Cause, it will take effect as provided in Section 7(d) below.

(d) By the Company, For Cause. Executive’s employment hereunder may be terminated by the Company prior to the expiration of the Term for “Cause.” For the purposes of this Agreement, “Cause” means (i) Executive’s material breach of any of the duties and responsibilities under this Agreement (other than as a result of incapacity due to Executive’s Disability); (ii) Executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for a felony, or any crime which in the Company’s sole discretion adversely affects the Company or its reputation in the community, or any crime which involves moral turpitude or is punishable by imprisonment; (iii) Executive’s commission of an act of fraud upon the Company, or any personal dishonesty with respect to Executive’s obligations to the Company; or (iv) Executive’s willful failure or refusal to perform Executive’s duties or responsibilities under this Agreement, material violation of any duty of loyalty to the Company, or breach of his fiduciary duty to the Company. Before the Company terminates Executive’s employment for a “material breach” as provided in subsection (i) above, the Company shall first provide Executive with written notice of the breach and a period of not less than ten (10) calendar days from the date of delivery of the notice for Executive to cure the breach.

Notwithstanding the foregoing, Executive will not be terminated for Cause pursuant to clauses (i) though (iv) above unless and until Executive has received notice of a proposed termination for Cause and Executive has had an opportunity to be heard before at least three (3) members of the Board. Executive shall be deemed to have had such opportunity if given written or telephonic notice at least 72 hours in advance of a meeting scheduled in California.

In the event that Executive is terminated for Cause, the Company shall pay Executive’s Base Salary through the date of termination, and any bonuses which have been earned by Executive through the date of termination, after deducting any amounts lawfully owing from Executive to the Company, and shall thereafter have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any of the options granted to Executive as contemplated in Section 4(c) above or otherwise.

(e) By Executive. Executive shall be entitled to terminate his employment with the Company hereunder upon thirty (30) days prior written notice. In the event that Executive terminate his employment, the Company shall pay Executive’s Base Salary through the date of termination, and any bonuses which have been earned by Executive through the date of termination, after deducting any amounts lawfully owing from Executive to the Company, and shall thereafter have no further obligation to Executive, except to the extent that Executive may be entitled to exercise any of the options granted to Executive as contemplated in Section 4(c) above or otherwise.

(g) Form of Notice. Any termination of Executive’s employment by the Company for or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective (“Date of Termination”).

8. Compensation on Certain Terminations. If the Company terminates Executive’s employment without Cause, or if the Company does not renew the Agreement at the expiration of the Term, including any renewal Term, or if Executive’s employment is terminated by Executive’s death or Disability as defined above, Executive shall be entitled to the following severance benefits upon execution by Executive (or the legal representative of Executive’s estate if Executive has died) of a general release (acceptable to the Company) of any and all claims arising from Executive’s employment or termination of employment:

(a) Severance Payment. If the termination occurs during Executive’s initial twelve (12) months of employment, the Company shall pay to Executive in a lump sum payment an amount equivalent to twelve (12) months of his Base Salary, less required withholding and deductions. If the termination occurs following Executive’s initial twelve (12) months of employment, the Company shall pay to Executive in a lump sum payment an amount equivalent to eighteen (18) months of his Base Salary, less required withholding and deductions. These provisions are referred to collectively as the “Severance Payment”.

In the event of Executive’s death, the Severance Payment shall be made to his estate or beneficiaries, as the case may be. The Severance Payment shall be made in full within thirty (30) days following the Date of Termination. Executive is not required to mitigate the amount of the Severance Payment by seeking other employment or otherwise, nor shall any compensation earned by Executive in other employment or otherwise reduce the amount of the Severance Payment.

(b) Stock Options. Unless Executive’s termination occurs following a Change of Control as defined below, all stock options held by Executive shall cease vesting as of the effective date of Executive’s termination. Executive shall have the right to exercise vested stock options in accordance with Option Plan rules. The vesting of all stock options granted to Executive prior to his termination for the purchase of stock of the Company, and Executive’s time in which to exercise vested stock options, may be extended an additional eighteen (18) months, if the parties mutually agree to enter into a consulting agreement, whereby Executive would provide consulting services to the Company as an independent contract following his termination from employment. It is understood by all parties, however, that neither Executive nor the Company shall be obligated to enter into any such consulting agreement.

If Executive’s termination occurs following a Change of Control, stock options previously granted to Executive shall vest as follows: (i) if the termination occurs within twelve (12) months following the Change of Control, fifty percent (50%) of Executive’s granted but not vested stock options shall vest immediately upon termination and the remainder shall extinguished; (ii) if the termination occurs more than twelve (12) months following the Change of Control, one hundred percent (100%) of Executive’s granted but not vested stock options shall vest immediately upon termination.

For purposes of this Agreement, a Change of Control shall be deemed to have take place if: (i) any person or entity or group of affiliated persons or entities, including a group which is deemed a “person” by Section 13(d)(3) of the Securities Exchange Action of 1934, as amended (the “Exchange Act”), after the date hereof first acquires in one or more transactions, at least one of which is after the date of this Agreement, ownership of fifty percent (50%) or more of the outstanding shares of stock entitled to vote in the election of directors of the Company, and (ii) as a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets of the Company or any combination of the foregoing transactions (other than a transaction unanimously approved by the members of the Board voting thereon), hereinafter referred to as a “Transaction,” the persons who were directors of the Company immediately before the acquisition shall cease to constitute three-fourths of the membership of the Board or any successor to the Company during the period commencing with the consummation of the Transaction and ending on the first to occur of the first anniversary of such date or the conclusion of the next meeting of shareholders to elect directors, except to the extent that any new directors during such period were elected or nominated by at lest three-fourths of such persons (or new directors who were so nominated or elected). “Ownership” means beneficial or record ownership, directly or indirectly, other than (i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee, or a securities depository system); (ii) by a person as a bona fide pledge of shares prior to a default and determination to exercise powers as an owner of the shares, (iii) by a person who is not required to file statements on Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Exchange Act, or (iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their public resale or planned private placement in increments of less than such amount.

(c) Medical Benefits. Provided that Executive timely elects continuation of his and his eligible dependents medical and dental insurance coverage under COBRA, and they remain eligible for the continuation of such coverage under COBRA, the Company will cause to be continued medical and dental coverage substantially equivalent to the coverage maintained by the Company or its Subsidiaries for Executive and his eligible dependents prior to his termination. The Company shall provide such coverage to Executive at no premium cost to Executive, and it shall provide such coverage to Executive’s eligible dependents under the same terms and conditions, including the requirement of premium contributions, as applicable to Senior Officers in active employment status. Such coverage shall cease upon the earliest of the following events: (i) expiration twelve (12) months from the Date of Termination, or (ii) when Executive or his eligible dependents cease to qualify for such extension of coverage under COBRA.

(d) Nothing in Sections 8(a) through 8(c) shall deprive Executive of any rights, payments, benefits or service credit for benefits after termination of employment which were earned pursuant to any provision of this Agreement or any plan or practice of the Company on or prior to such termination including, without limitation, any pension or welfare benefits and any rights under the Company’s pension, deferred compensation, or other benefit plans.

9. Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law, for all amounts, (including, without limitation, judgments, fines, settlement payments that the Company has expressly approved in writing, litigation expenses and attorneys’ fees), incurred or paid by Executive in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by Executive of services for, or the acting by Executive as a director, officer or employee of, the Company, or any Subsidiary. Any fees or other necessary expenses incurred by Executive in defending any such action, suit, investigation or proceeding shall be paid by the Company in advance, subject to the Company’s right to seek repayment from Executive if a determination is made that Executive was not entitled to indemnity. During the Term of this Agreement and for eighteen (18) months following Executive’s Date of Termination, the Company or its successor shall maintain general liability and directors and officers liability insurance covering Executive for claims and other amounts set forth in this Section 9. Nothing in this Section 9 or elsewhere in this Agreement is intended to prevent the Company from indemnifying Executive to any greater extent than is required by this Section 9.

10. Proprietary Information.

(a) Confidential Information. As used in this Agreement “Confidential Information” means information (a) that is not known by actual or potential competitors of Company or is not generally known to the public, (b) that has been created, discovered, developed, or otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, and (c) that has economic value to the Company’s present or future business. “Confidential Information” includes trade secrets (as defined under California Civil Code Section 3426.1) and all other discoveries, developments, designs, improvements, inventions, formulas, methods, software programs, processes, techniques, marketing materials, know-how, data, research, technical data, customer lists (past and present), customer preferences, financial information, contacts, lead sources, marketing materials, and personnel information, and any modifications or enhancements of any of the foregoing, and all program, marketing, sales, personnel, or other financial or business information, disclosed to Executive by the Company, either directly or indirectly, in writing or orally or by drawings or observation, which has actual or potential economic value to the Company, its subsidiaries, divisions and affiliates.

(b) Duty of Trust and Confidentiality. Executive’s employment with the Company creates a duty of trust and confidentiality to the Company with respect to the Confidential Information, or any other information (a) related, applicable, or useful to the business of the Company, including its anticipated research and development; or (b) resulting from tasks assigned to Executive by the Company; or (c) resulting from the use of equipment, supplies, or facilities owned, leased, or contracted for by the Company; or (d) related, applicable, or useful to the business of any of the Company’s customers, which may be made known to Executive by the Company or by such customers, or learned by Executive during the course of his employment. Without limiting the generality of the foregoing, Executive agrees that while employed by the Company he will not divert or attempt to divert any business of the Company to any other competitive business, by direct or indirect inducement or otherwise.

(c) Nondisclosure of Proprietary Information. At all times, both during employment and after cessation of employment, whether cessation is voluntary or involuntary: (a) Executive will keep in strictest confidence and trust all Confidential Information; and (b) Executive will not disclose, use, or induce or assist in the use or disclosure of any Confidential Information without the Company’s prior express written consent, except as may be necessary in the ordinary course of performing Executive’s duties for the Company. Executive will take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Confidential Information.

(d) Confidential and Proprietary Information of Third Parties. The Company has received and in the future will receive from third parties their confidential or proprietary information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in strictest confidence, and will not disclose, use, or induce or assist in the use or disclosure of any such confidential or proprietary information without the Company’s prior express written consent, except as may be necessary in the ordinary course of performing Executive’s job duties for the Company, consistent with its agreement with such third party.

(e) Return of Documents Upon Termination. All records, files, lists, drawings, documents, equipment and similar items relating to the Company’s business which Executive will prepare for or receive from the Company, during the course of Executive’s employment hereunder, shall remain the Company’s sole and exclusive property and Executive shall not acquire any interest therein. Upon termination of employment, and in any event at the request of the Company at any time, Executive shall promptly return to the Company all property of the Company in his possession and all documents, records, diskettes, hard drives, notebooks, work papers, and all similar material containing any Confidential Information, whether prepared by Executive, the Company, or anyone else.

(f) Non-solicitation of Employees Following Termination. During the term of this Agreement and for a period of twenty-four (24) month after the cessation of employment for any reason, whether with or without Cause, Executive shall not directly or indirectly, either alone or in concert with others, solicit or in any way entice any employee of or consultant to the Company to leave the Company or work for anyone in competition with the Company.

(g) Non-solicitation of Customers Following Termination. During the term of this Agreement and for a period of twenty-four (24) months after the cessation of employment for any reason, whether with or without Cause, Executive shall not directly or indirectly, either alone or in concert with others, (a) contact any of the customers of the Company for the purpose of soliciting, inducing or encouraging such customers to divert or direct their business away from the Company, or (b) in any way attempt to disrupt the relationship between the Company and any of its customers, vendors or suppliers.

(h) Reasonableness of Restrictions; Equitable Remedies. Executive agrees that the periods of restriction and the geographical areas of restriction imposed by the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of Employer. Executive agrees that irreparable injury will result to the Company from Executive’s violation of any of the provisions set forth in Sections 10(a) through 10(g) of this Agreement. Executive expressly agrees that the Company will be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting any such violation or continued violation.

11. General Provisions.

(a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, addressed to the Company or Executive at their respective last known address, or when hand delivered to the intended recipient. Either party may change its address by written notice given in accordance with this subparagraph.

(b) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or all of Executive’s rights or duties hereunder without the prior written consent of the Company.

(c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and construed in all respects in accordance with the laws of the State of California.

(d) Captions and Section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(e) Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

(f) This Agreement contains the entire agreement of the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by the Company on the one hand, and by Executive on the other hand.

(g) Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including determination of the scope or applicability of this agreement to arbitrate, shall be determined through arbitration, conducted by a single arbitrator, in Riverside County, California, administered by the American Arbitration Association under its Employment Arbitration rules. This agreement to arbitrate includes all common law and statutory claims that may arise from the Agreement or termination of the Agreement, including but not limited to, claims for breach of contract, breach of an implied covenant of good faith and fair dealing, wrongful termination, failure to pay wages or other compensation, and harassment, discrimination or retaliation in alleges violation of state and/or federal discrimination statutes. Judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(h) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”), and copies of this Agreement executed and delivered by means of faxed signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto agree that a faxed signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

By:	/s/ Charles C. McGettigan
Charles C. McGettigan
Chairman of the Board, Modtech Holdings, Inc.

By:	David M. Buckley
David M. Buckley
CEO, Modtech Holdings, Inc.

EXHIBIT A

EXHIBIT A

BONUS COMPENATION AND STOCK OPTIONS

For each full or partial calendar year of the Term of the Employment Agreement commencing January 1, 2005, Executive shall be eligible to receive Bonus Compensation and Stock Options. Bonus Compensation has two components: “Performance Bonus Compensation” and “Discretionary Bonus Compensation.” “Performance Bonus Compensation” shall be determined based upon the Company’s level of achievement of defined goals in specified Performance Categories. “Discretionary Bonus Compensation” shall be determined by the Compensation Committee of the Board of Directors, in its discretion. Stock Options shall be determined by formula based upon Executive’s Base Compensation and the closing price of the Company’s common stock on the last business day of the preceding calendar year.

I. PERFORMANCE BONUS COMPENSATION.

A. Performance Categories. Executive shall be eligible to receive Performance Bonus Compensation based upon the Company’s performance in the following Performance Categories: (1) California Education Sales; (2) Florida Education Sales; (3) All Other Sales; and (4) EBITDA.

B. Setting of Performance Targets. Commencing on December 1, 2004, and on or before December 1 of each calendar year of the Term of the Employment Agreement, the Company’s Executive Management (i.e., CEO, COO and CFO) will submit to the Board of Directors a business plan for the next calendar year which will include performance targets for California Education Sales, Florida Education Sales, All Other Sales and EBITDA (the “Performance Targets”). Executive Management and the Board of Directors (or its designee) shall meet to discuss the reasonableness of the targets and to make any adjustments required in light of business conditions. The Board of Directors shall have final authority to set Performance Targets.

C. Performance Bonus Calculation. At the end of each calendar year (or, in the case of a partial year, on Executive’s last day of employment) of the Term of the Employment Agreement, actual results will be compared to the Performance Targets set for the year in each Performance Category. The actual result will be divided by the Performance Target. If the quotient is less than 0.90 (i.e., the Company earned less than 90% of the Performance Target), no Performance Bonus Compensation will be earned in the Performance Category. If the quotient equals or exceeds 0.90 (i.e., the Company earned at least 90 percent of the Performance Target), the “Eligible Bonus Percentage” for the Performance Category shall be determined by the following chart:

PERCENTAGE OF PLAN ACHIEVED	ELIGIBLE BONUS PERCENTAGE
90%	90%

95%	95%

100%	100%

110%	120%

125%	140%

140%	160%

150%	175%

The Eligible Bonus Percentage shall then be multiplied by the applicable “Weight Factor,” as follows:

FACTOR	WEIGHT FACTOR
California Education Sales	12.5%

Florida Education Sales	12.5%

All Other Sales	5.0%

EBITDA	70.0%

The product of the Eligible Bonus Percentage and the Weight Factor shall be multiplied by Executive’s Eligible Base Salary (i.e., 75% of Executive’s Base Salary for the year of the Performance Bonus Calculation) to determine the Performance Bonus Compensation earned in the Performance Category. Executive’s total Performance Bonus Compensation for the calendar year will be the sum of the Performance Bonus Compensation figures earned in each Performance Category

D.	Summary of Performance Bonus Calculation. If at least 90% of a Performance Target is reached, a Performance Bonus is deemed to be earned in the Performance Category, and is calculated as follows:

Eligible Bonus Weight Eligible Performance Percentage x Factor x Base Salary = Bonus Comp.

If less than 90% of the Performance Goal is reached in any Performance Category, no bonus amount is earned in that Performance Category. Total Performance Bonus Compensation as calculated above will be reduced by $25,000 in each of calendar years 2005 and 2006.

E.	Payment of Performance Bonus Compensation. Any Performance Bonus Compensation earned by Executive for a calendar year shall be paid on or before January 31 of the following year, less standard withholding and authorized deductions.

F.	Form of Bonus Payment. Up to one-half of the aggregate bonus earned in a given year may be paid, at the discretion of the Executive in cash, with the remainder to be paid in options. The Executive may accept up to 75% of his bonus in options.

G.	Stock Options. The number of options granted shall be calculated by dividing Executive’s indicated Bonus to be paid in options by one half of the closing price of the Company’s common stock on the last business day of the year for which the bonus is being paid. For example, if the Executive is due a bonus of $258,750 (75% of his base salary), and the Executive opts to receive 50% of his bonus in options, he will receive 34,500 options, based on a closing price at the year end of $7.50 per share. The exercise price shall be the closing price of the Company’s common stock on the last business day of the year for which the bonus is being paid. Stock Options granted pursuant to this provision, including but not limited to vesting, exercise rights and expiration, shall be governed by the terms of the Company’s 2002 Stock Option Plan (the “Stock Option Plan”) and the standard “Stock Option Agreement” required for a grant of stock options under the Stock Option Plan.

H.

II. DISCRETIONARY BONUS COMPENSATION.

In addition to Performance Bonus Compensation, the Board of Directors shall have the authority to award Executive a Discretionary Bonus of up to twenty-five percent (25%) of Base Salary in each calendar year of the Term of the Employment Agreement. Any Discretionary Bonus awarded to Executive for a calendar year shall be paid on or before January 31 of the following year, less standard withholding and authorized deductions. The amount of the Discretionary Bonus, if any, shall be within the full and complete discretion of the Board of Directors and no amount of Discretionary Bonus shall be vested or otherwise guaranteed for any calendar year.